EXHIBIT 21

			SUBSIDIARIES OF THE REGISTRANT




	       HemaBiologics, Inc., a California corporation
	   Comprehensive Blood Services, Inc., a Missouri corporation
	     Coral Blood Services, Inc., a California corporation